Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Second Quarter 2009 Results
And Updates Guidance
Second Quarter 2009 Highlights:
•	Distributable cash flow of $49.1 million, down 14% from 2Q08

•	Revenues of $59.5 million, down 21%

•	Net income attributable to the limited partners of $0.07, down 85%

•	Adjusted net income attributable to the limited partners of $0.19, down 59%

•	Distribution of $0.54 per unit, a 4.9% increase

•	Decreased guidance for 2009
o	Distributable cash flow decreased approximately 33%

o	Revenues decreased approximately 25%
HOUSTON, August 6, 2009 — Natural Resource Partners L.P. (NYSE:NRP) today reported that decreased demand for coal led to lower second quarter 2009 results. Distributable cash flow, a non-GAAP measure, decreased 14% to $49.1 million, from the $57.4 million reported for the second quarter of 2008. Primarily due to lower coal demand and a non-cash expense discussed in more detail below, net income attributable to the limited partners decreased $25.1 million to $4.8 million for the second quarter of 2009, compared to $29.9 million for the second quarter last year. Similarly, net income per unit decreased to $0.07 per unit in the second quarter of 2009 from $0.46 for the second quarter of 2008. Net income attributable to the limited partners included an $8.0 million or $0.12 per unit write-off, which was the limited partners’ share of an $8.2 million write-off for a terminated lease on a property due to a mine closure. Excluding this non-cash expense, net income attributable to the limited partners would have been $12.8 million or $0.19 per unit. Reconciliations of distributable cash flow and adjusted net income attributable to the limited partners are provided in the tables attached.

NRP Reports 2Q09 Results and Updates Guidance	Page 2 of 14

Highlights	2Q09	1Q09	2Q08
	(in thousands except per ton and per unit)
Coal production:	11,784	12,482	16,093
Coal royalty revenues:	$46,379	$52,607	$60,026
Average coal royalty revenue per ton:	$3.94	$4.21	$3.73
Total revenues:	$59,487	$66,733	$75,592
Net income to limited partners:	$4,804	$21,598	$29,920
Average units outstanding in quarter:	66,946	64,891	64,891
Net income per unit:	$0.07	$0.33	$0.46
Distributable cash flow:	$49,068	$35,493	$57,359
“Coal fired electric generation is down about 14% year over year because of the recession and low natural gas prices. Similarly metallurgical coal consumption is depressed due to worldwide steel production being at about 50% of capacity. In addition, while some of our lessees have received new mining permits, costs, delays and uncertainties in the permit process persist. These factors have led to production cutbacks and price declines that caused our revenue to drop below our forecast. We expect these conditions to persist through the remainder of 2009. Compared to the first quarter of 2009, we saw both steam and metallurgical production in Central Appalachia decline, while Illinois Basin production increased after a longwall move in the first quarter depressed production. However, we hear from some of our lessees that metallurgical coal has bottomed and if that proves to be true and demand and prices improve, so should our performance,” said Nick Carter, President and Chief Operating Officer. “Throughout this period we continue to manage the company for the long term, not the short term. We continue to work to grow NRP and see attractive acquisition opportunities and we remain optimistic about our long-range prospects.”
Current Market
One year ago, the worldwide economies were booming and coal prices, particularly metallurgical coal prices, were growing rapidly as well. Over the last six years, global coal consumption has increased 37%, with China increasing its consumption by 97%. In 2008, global coal consumption continued to increase, but at a much slower rate of 3.8%. While coal has been the fastest growing major fuel consumed in the world, weakening economies have temporarily created lower demand for steel and electricity and hence coal. Some improvements in the worldwide economies are beginning to be recognized; however, it will take some time for a full recovery to occur. China has increased imports of metallurgical coal over the last couple of months and for the first time in several months, U.S. furnaces are beginning to come back on line and producing steel.
Guidance
“When we issued guidance earlier this year, neither we nor our lessees could have predicted the drastic impact that the downturn in the economy would have on the coal industry and NRP. While we lack the desired clarity, we believe the new guidance reflects today’s market conditions,” said Nick Carter.

NRP Reports 2Q09 Results and Updates Guidance	Page 3 of 14

Due to the continued weak coal market, NRP is lowering its annual guidance for 2009. The updated guidance includes:
•	Distributable cash flow decreased approximately 33% to a range of approximately $139 million to $165 million.

•	Net income per unit decreased to a range of $0.58 to $0.90 per unit. Excluding the item written off in the second quarter, which accounts for a $0.12 per unit reduction, the net income per unit for 2009 would be $0.70 to $1.02.

•	Coal royalty revenues reduced approximately 27% to a range between $176 million and $196 million.

•	Total revenues decreased approximately 25% to a range between $221 million and $254 million.
Metallurgical coal accounts for 26% of total coal royalty revenues and 20% of production for the revised forecast.
A complete table of all guidance metrics is attached to this release.
Acquisitions and Liquidity
As previously announced, in the second quarter 2009 NRP issued 4,560,000 units for the acquisition of a new property located in Meigs County, Ohio. This property, while currently producing, has not reached full productive capacity and therefore had a negative impact on earnings per unit in the second quarter.
Following the end of the quarter, NRP also acquired an aggregate property located in Texas for a total of $24 million, $9 million of which was paid at closing. Taking into account the full $24 million purchase price, NRP has $276 million available on its credit facility and at quarter-end had $81 million of cash.
“While NRP experienced lower than expected operating results, with the current cash and credit capacity available to NRP, we are well-positioned to weather the current market and also to continue to look at various acquisition opportunities,” said Dwight Dunlap, Chief Financial Officer.
Second Quarter 2009 versus First Quarter 2009
Total revenues in the second quarter decreased $7.2 million, or 11% from the first quarter of 2009, primarily due to decreased coal production and coal royalty revenues. Coal production decreased 700 thousand tons, or 6%, while average coal royalty revenue per ton decreased $0.27 per ton, or approximately 6% this quarter.
Distributable cash flow increased 38% from the first quarter 2009 to $49.1 million due to improvements in working capital that offset declines in both production and revenues.

NRP Reports 2Q09 Results and Updates Guidance	Page 4 of 14

Second Quarter and Six Month Results
Revenues
Second Quarter
Total revenues for the second quarter of 2009 decreased $16.1 million, or 21%, to $59.5 million compared to the same period last year due primarily to decreases in coal royalty revenues. Coal royalty revenues accounted for $13.6 million, or approximately 85% of the decline in total revenues. Coal royalty revenues decreased 23% from the second quarter of 2008 to $46.4 million due to a 27% decrease in coal royalty production, offset modestly by a 6% increase in the combined average royalty revenue per ton.
Production decreased 4.3 million tons from the second quarter last year to 11.8 million tons for the second quarter of 2009 due to decreased production in all regions, particularly in Appalachia. Weak economies worldwide have caused decreased demand for metallurgical coal and with the 14% decline in domestic demand for coal fired electricity and increasing stockpiles at utilities, many of NRP’s lessees have reduced production to better meet current demand.
Combined average royalty revenue per ton increased $0.21 to $3.94 from the $3.73 reported for the second quarter last year. Increases occurred in all regions except Central Appalachia and the Northern Powder River Basin. The most dramatic increase occurred in the Illinois Basin, where the partnership experienced a 30% increase to $3.36 per ton due to a higher royalty rate per ton on current production.
Six Months
Total revenues decreased 10% from the first six months of last year to $126.2 million mainly due to a $10.2 million decrease in coal royalty revenues. Coal royalty revenues decreased 9% from the same period last year due to a 6.3 million, or 21%, decrease in production, which was offset somewhat by an increase of $0.51, or 14%, in the combined average royalty revenue per ton to $4.08 in the first half of 2009.
Metallurgical coal accounted for 28% of NRP’s coal royalty revenues and 21% of its production for the first half of 2009.
Expenses
Second Quarter
Total expenses increased $3.3 million in the second quarter of 2009 when compared to the same period last year, due to increased depreciation, depletion and amortization offset by lower general and administrative expenses and lower property, franchise and other taxes. Depreciation, depletion and amortization expense increased due to an $8.2 million non-cash write-off of a terminated lease due to a mine closure in the second quarter of 2009.
Six Months

NRP Reports 2Q09 Results and Updates Guidance	Page 5 of 14

Total expenses for the six month period ending June 30, 2009 increased $5.4 million to $57.1 million over the same period last year. This increase was due to an increase in depreciation, depletion and amortization expense of $3.3 million and an increase of approximately $2.3 million in general and administrative expenses from the six month period last year. While production volumes decreased, NRP’s depreciation, depletion and amortization increased due to the $8.2 million write-off described above. The general and administrative expense increased due to additional long-term incentive awards granted.
Net Income Attributable to the Limited Partners
Second Quarter
Second quarter 2009 net income attributable to the limited partners declined $25.1 million to $4.8 million, from the second quarter last year. This amount included the $8.0 million, or $0.12 per unit, limited partners’ share of the non-cash write-off of a terminated lease due to a mine closure. Net income per unit decreased to $0.07 versus $0.46 for the same quarter last year. Excluding the write-off described above, the partnership would have reported $0.19 per unit for this quarter. Net income for the second quarter 2009 was also impacted by the 4,560,000 units issued in conjunction with the acquisition discussed earlier.
Six Months
Net income attributable to the limited partners for the six month period ended June 30, 2009 decreased $28.3 million over the same period last year, accounting for a $0.44 decline in net income per unit to $0.40 for the six month period. Excluding the effects of the write-off discussed above, net income per unit would be increased by $0.12 per unit to $0.52 per unit for the six month period. Net income was also impacted by the additional units issued in the second quarter 2009 discussed above.
Distributable Cash Flow
Second Quarter
Distributable cash flow decreased 14% to $49.1 million when compared to the same quarter last year, due to decreases in total revenues and increases in NRP’s reserves for scheduled debt payments. The reserve for debt payments increased $3.7 million over second quarter of 2008 due to additional scheduled principal payments on NRP’s senior notes coming due in 2010.
Six Months
For the six months ended June 30, 2009 distributable cash flow decreased $7.7 million, or 8%, to $84.6 million due to increased reserves of $7.5 million for scheduled debt payments due in the next twelve months.
Distributions
As reported on July 21, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit. This represents a 4.9% increase over the second quarter 2008 and is unchanged from the first quarter 2009.

NRP Reports 2Q09 Results and Updates Guidance	Page 6 of 14

“In light of the current economy, the NRP Board of Directors opted to maintain the distribution rather than increasing the distribution as we had for the last 23 straight quarters. While NRP has a sufficient cash balance to offset any near term shortfalls in distributable cash flow, this prudent approach will give NRP more options regarding potential acquisitions that may present themselves during these economic times,” said Corbin J. Robertson, Chairman and Chief Executive Officer.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves in Texas, West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NRP Reports 2Q09 Results and Updates Guidance	Page 7 of 14

     09-11 -Financial statements follow-

NRP Reports 2Q09 Results and Updates Guidance	Page 8 of 14

Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$2,890	$4,902	$5,933	$8,405
Central	30,308	42,974	68,186	77,271
Southern	4,809	3,802	9,906	9,300

Total Appalachia	$38,007	$51,678	$84,025	$94,976
Illinois Basin	6,570	5,923	10,821	8,556
Northern Powder River Basin	1,803	2,425	4,141	5,646

Total	$46,380	$60,026	$98,987	$109,178

Coal royalty production (tons):
Appalachia
Northern	967	1,927	2,066	3,264
Central	6,989	9,629	14,978	18,571
Southern	798	930	1,639	2,224

Total Appalachia	8,754	12,486	18,683	24,059
Illinois Basin	1,956	2,293	3,282	3,458
Northern Powder River Basin	1,074	1,314	2,301	3,045

Total	11,784	16,093	24,266	30,562

Average royalty revenue per ton:
Appalachia
Northern	$2.99	$2.54	$2.87	$2.58
Central	4.34	4.46	4.55	4.16
Southern	6.03	4.09	6.04	4.18
Total Appalachia	4.34	4.14	4.50	3.95
Illinois Basin	3.36	2.58	3.30	2.47
Northern Powder River Basin	1.68	1.85	1.80	1.85

Combined average royalty revenue per ton	$3.94	$3.73	$4.08	$3.57

Aggregates:
Royalty revenues	$1,047	$1,633	$1,977	$3,051
Aggregate royalty bonus	$300	$300	$1,020	$2,244
Production:	791	1,238	1,481	2,392
Average base royalty per ton:	$1.32	$1.32	$1.33	$1.28

NRP Reports 2Q09 Results and Updates Guidance	Page 9 of 14

Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$46,380	$60,026	$98,987	$109,178
Aggregate royalties	1,347	1,933	2,997	5,295
Coal processing fees	2,400	1,757	4,300	3,654
Transportation fees	3,489	3,361	5,585	5,010
Oil and gas royalties	953	1,933	2,446	3,378
Property taxes	2,514	3,105	5,725	5,497
Minimums recognized as revenue	67	149	290	456
Override royalties	1,336	2,006	3,884	4,505
Other	1,001	1,322	2,006	2,674

Total revenues	59,487	75,592	126,220	139,647
Operating costs and expenses:
Depreciation, depletion and amortization	21,996	16,748	35,074	31,807
General and administrative	5,834	6,890	13,340	11,039
Property, franchise and other taxes	3,151	4,098	7,126	7,747
Transportation costs	473	408	741	529
Coal royalty and override payments	372	343	861	652

Total operating costs and expenses	31,826	28,487	57,142	51,774

Income from operations	27,661	47,105	69,078	87,873
Other income (expense)
Interest expense	(10,675)	(7,064)	(18,754)	(14,424)
Interest income	96	312	178	756

Net income	$17,082	$40,353	$50,502	$74,205

Net income attributable to:
General partner	$98	$611	$539	$1,116

Holders of incentive distribution rights	$12,180	$9,822	$23,561	$18,399

Limited partners	$4,804	$29,920	$26,402	$54,690

Basic and diluted net income per limited partner unit:	$0.07	$0.46	$0.40	$0.84

Weighted average number of units outstanding:	66,946	64,891	65,924	64,891

NRP Reports 2Q09 Results and Updates Guidance	Page 10 of 14

Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$17,082	$40,353	$50,502	$74,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,996	16,748	35,074	31,807
Non-cash interest charge	128	117	1,010	235
Loss from disposition of assets	—	32	—	32
Change in operating assets and liabilities:
Accounts receivable	5,328	(5,252)	1,865	(8,971)
Other assets	—	323	267	584
Accounts payable and accrued liabilities	148	680	(247)	429
Accrued interest	7,054	2,655	3,909	(265)
Deferred revenue	2,798	313	8,310	2,726
Accrued incentive plan expenses	2,034	4,226	1,568	1,078
Property, franchise and other taxes payable	559	1,472	(1,579)	(990)

Net cash provided by operating activities	57,127	61,667	100,679	100,870

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	—	—	(95,641)	—
Acquisition or construction of plant and equipment	—	(4,654)	(1,157)	(7,454)

Net cash used in investing activities	—	(4,654)	(96,798)	(7,454)

Cash flows from financing activities:
Proceeds from loans	—	—	303,000	—
Deferred financing costs	—	—	(661)	—
Repayments of loans	(9,350)	(9,350)	(160,542)	(9,543)
Retirement of purchase obligation related to reserve and infrastructure	(20,000)	—	(60,000)	—
Costs associated with issuance of units	(21)	—	(21)	—
Distributions to partners	(47,370)	(41,529)	(94,090)	(81,760)

Net cash used in financing activities	(76,741)	(50,879)	(12,314)	(91,303)

Net increase or (decrease) in cash and cash equivalents	(19,614)	6,134	(8,433)	2,113
Cash and cash equivalents at beginning of period	101,109	54,320	89,928	58,341

Cash and cash equivalents at end of period	$81,495	$60,454	$81,495	$60,454

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,480	$4,292	$13,760	$14,450

Non-cash investing activities:
Equity issued for acquisitions	$95,910	$—	$95,910	$—
Liability assumed in acquisition	1,170	$—	1,170	$—

Non-cash financing activities:
Purchase obligation related to reserve and infrastructure acquisition	$—	$—	$59,220	$—

NRP Reports 2Q09 Results and Updates Guidance	Page 11 of 14

Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$81,495	$89,928
Accounts receivable, net of allowance for doubtful accounts	26,293	31,883
Accounts receivable — affiliate	3,906	1,351
Other	704	934

Total current assets	112,398	124,096
Land	24,343	24,343
Plant and equipment, net	71,130	67,204
Coal and other mineral rights, net	1,133,023	979,692
Intangible assets	163,610	102,828
Loan financing costs, net	3,120	2,679
Other assets, net	461	498

Total assets	$1,508,085	$1,301,340

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$804	$861
Accounts payable — affiliate	175	365
Current portion of long-term debt	32,235	17,235
Accrued incentive plan expenses — current portion	3,982	3,179
Property, franchise and other taxes payable	4,543	6,122
Accrued interest	10,328	6,419

Total current liabilities	52,067	34,181
Deferred revenue	49,064	40,754
Accrued incentive plan expenses	5,007	4,242
Long-term debt	606,280	478,822
Partners’ capital:
Common units (69,451,136 in 2009, 64,891,136 in 2008)	769,892	719,341
General partner’s interest	14,218	13,579
Holders of incentive distribution rights	12,180	11,069
Accumulated other comprehensive loss	(623)	(648)

Total partners’ capital	795,667	743,341

Total liabilities and partners’ capital	$1,508,085	$1,301,340

NRP Reports 2Q09 Results and Updates Guidance	Page 12 of 14

Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(In thousands)
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net cash provided by operating activities	$57,127	$61,667	$100,679	$100,870
Less scheduled principal payments	(9,350)	(9,350)	(9,542)	(9,543)
Less reserves for future principal payments	(8,059)	(4,308)	(16,118)	(8,616)
Add reserves used for scheduled principal payments	9,350	9,350	9,542	9,543

Distributable cash flow	$49,068	$57,359	$84,561	$92,254

Reconciliation of GAAP “Net income attributable to the limited partners”
To Non-GAAP “Adjusted net income attributable to the limited partners”

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Non-GAAP
GAAP Net income	$17,082	$40,353	$50,502	$74,205
Add write-off of property due to mine closure	$8,195	—	$8,195	—

Adjusted net income	$25,277	$40,353	$58,697	$74,205

Adjusted net income attributable to:
General partner	$262	$611	$703	$1,116

Holders of incentive distribution rights:	$12,180	$9,822	$23,561	$18,399

Limited partners	$12,835	$29,920	$34,433	$54,690

Adjusted Basic and diluted net income per limited partner unit	$0.19	$0.46	$0.52	$0.84

Weighted average number of units outstanding:	66,946	64,891	65,924	64,891

NRP Reports 2Q09 Results and Updates Guidance	Page 13 of 14

Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Revised			Original
	2009 Guidance			2009 Guidance
	(Range)			(Range)
Revenues
Coal royalty revenues	$176.0	—	$195.5	$240.0	—	$270.0
Aggregate revenues	5.0	—	7.0	6.5	—	8.5
Override royalties	6.0	—	9.0	10.0	—	13.0
Oil and gas royalties	3.5	—	4.5	4.0	—	5.5
Coal processing fees	7.0	—	9.0	8.5	—	11.0
Coal transportation fees	10.0	—	13.5	13.0	—	16.5
Property taxes	10.0	—	11.0	9.0	—	10.0
Other revenues (1)	3.5	—	4.5	3.0	—	3.5
Total revenues	$221.0	—	$254.0	$294.0	—	$338.0

Expenses
Depreciation, depletion, and amortization	$57.0	—	$60.0	$62.0	—	$67.0
General and administrative	24.0	—	25.5	21.5	—	23.5
Property, franchise and other taxes	13.5	—	14.5	13.0	—	15.0
Coal transportation expenses	0.5	—	1.0	1.5	—	2.0
Coal royalty and override payments	2.0	—	3.0	1.0	—	1.5
Total operating expenses	$97.0	—	$104.0	$99.0	—	$109.0

Interest expense (net)	$37.0	—	$40.0	$25.0	—	$27.0

Net income	$87.0	—	$110.0	$170.0	—	$202.0

Net income per unit	$0.58	—	$0.90	$1.67	—	$2.12

Principal payments	$32.2	—	$32.2	$24.7	—	$24.7

Distributable cash flow (2)	$139.0	—	$165.0	$207.3	—	$244.3

Average units outstanding for 2009	67.7

(1)	Other revenues consist of minimums recognized as revenue, wheelage, rentals and timber.

(2)	Distributable cash flow represents net income plus depletion and amortization plus minimums of $27 million expected in 2009, minus principal payments to be paid within the next twelve months Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

NRP Reports 2Q09 Results and Updates Guidance	Page 14 of 14

Guidance continued

	Revised			Original
	2009 Guidance			2009 Guidance
	(Range)			(Range)
Regional Statistics
Coal royalty production (tons)
Northern Appalachia	3.5	—	5.0	4.0	—	6.0
Central Appalachia	26.0	—	30.0	32.5	—	37.5
Southern Appalachia	2.5	—	3.5	3.5	—	4.5
Appalachia	32.0	—	38.5	40.0	—	48.0
Illinois Basin	6.0	—	7.0	7.0	—	8.0
Northern Powder River Basin	3.0	—	4.5	4.0	—	5.0
Total	41.0	—	50.0	51.0	—	61.0

Coal royalty revenues
Northern Appalachia	$12.0	—	$14.0	$16.0	—	$18.5
Central Appalachia	121.0	—	131.0	166.0	—	188.0
Southern Appalachia	16.0	—	19.0	24.0	—	27.0
Appalachia	$149.0	—	$164.0	$206.0	—	$233.5
Illinois Basin	20.0	—	23.0	26.0	—	27.0
Northern Powder River Basin	7.0	—	8.5	8.0	—	9.5
Total	$176.0	—	$195.5	$240.0	—	$270.0

Average coal royalty revenue per ton
Northern Appalachia	$2.80	—	$3.43	$3.08	—	$4.00
Central Appalachia	4.37	—	4.65	5.01	—	5.11
Southern Appalachia	5.43	—	6.40	6.00	—	6.86
Appalachia	$4.26	—	$4.66	$4.86	—	$5.15
Illinois Basin	3.29	—	3.33	3.38	—	3.71
Northern Powder River Basin	1.89	—	2.33	1.90	—	2.00
Total	$3.91	—	$4.29	$4.43	—	$4.71

Aggregates
Royalty revenues	$4.0	—	$5.0	$5.5	—	$6.5
Aggregate bonus royalty	$1.0	—	$2.0	$1.0	—	$2.0
Production (tons)	3.0	—	3.5	4.5	—	5.0
Average royalty revenue per ton	$1.33	—	$1.43	$1.22	—	$1.30
-end-